UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 25, 2007

CBRL GROUP, INC.

Tennessee	0-25225	62-1749513
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

(615) 444-5533

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On April 25, 2007, CBRL Group, Inc. notified the trustee of its outstanding Liquid Yield Option Notes due 2032 (Zero Coupon - Senior ) (the “Existing Notes”) to send to all holders of Existing Notes notice that the Existing Notes will be redeemed on June 4, 2007 (the “Redemption Date”). The trustee has been instructed to send the redemption notice not later than May 4, 2007. As a result of the notice to holders of Existing Notes, the Existing Notes will become due and payable on the Redemption Date. The Company will pay the redemption price of the Existing Notes through a draw on its existing delayed-draw term loan facility and cash on hand.

As of today, there are $422,030,000 in principal amount at maturity of Existing Notes outstanding and the aggregate redemption price (based upon a price of $477.41 per $1,000 in principal amount at maturity) will be approximately $201,482,436 million, assuming that no holders of Existing Notes either convert their notes into common stock or exchange Existing Notes pursuant to the Company’s pending exchange offer. At any time up to two business days prior to the Redemption Date, holders of Existing Notes can convert Existing Notes into the Company’s common stock at the rate of 10.8485 shares of common stock per $1,000 in principal amount at maturity of Existing Notes. Also, at any time prior to 5:00 p.m. on April 30, 2007, holders of Existing Notes can exchange all or a portion of their Existing Notes for an equal amount of a new issue of Zero Coupon Senior Convertible Notes due 2032 plus an exchange fee.

Item 7.01. Regulation FD Disclosure.

On April 25, 2007, the Company issued a press release, which is furnished hereto as Exhibit 99.1 and incorporated by reference as if fully set forth herein, announcing, as described in Item 2.04 above, that it had instructed the trustee of the Existing Notes to notify the holders of Existing Notes that the Existing Notes will be redeemed on June 4, 2007

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

99.1  Press Release dated April 25, 2007 re Existing Note redemption

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2007             CBRL GROUP, INC.

By:  /s/ N.B. Forrest Shoaf
Name: N.B. Forrest Shoaf
Title:  Senior Vice President, Secretary
and General Counsel

EXHIBIT INDEX

Exhibit
Number    Description

99.1  Press Release dated April 25, 2007 re Existing Note redemption